NEWS   from:

STEWART INFORMATION SERVICES CORPORATION P.O. Box 2029, Houston, Texas 77252-2029 www.stewart.com

Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Financial Results for the Fourth Quarter and Year 2008

Houston, February 19, 2009 – Stewart Information Services Corporation (NYSE: STC) today reported the results of its operations for the fourth quarter and the year ended December 31, 2008 (dollar amounts are in millions, except for per share figures):

	Fourth	Fourth
	Quarter	Quarter	Year	Year
	2008	2007	2008	2007
Total revenues	$335.9	$499.7	$1,555.3	$2,106.7
Pretax loss (A)	(109.8)	(46.7)	(234.5)	(51.9)
Net loss	(158.0)	(31.3)	(241.9)	(40.2)
Net loss per share	(8.72)	(1.74)	(13.37)	(2.21)

(A)	Before minority interests

The fourth quarter and full year 2008 included pretax charges as follows:

	Fourth	Fourth
	Quarter	Quarter	Year	Year
	2008	2007	2008	2007
Loss reserve strengthening,
including large claims and
defalcations	$29.9	$20.0	$62.0	$39.5
Provision for legal matters	19.3	.8	19.3	3.8
Impairment write-downs of
Investment securities and
Other assets	12.8		25.2
Office closing and
Restructuring costs	5.0	2.8	11.6	2.8
Gains on sales of subsidiaries,
real estate, and other assets		(2.3)		(11.1)
Other, net	1.7	0.3	1.0	(1.2)
Total pre-tax charges	68.7	21.6	119.1	33.8
After tax charge – deferred
tax valuation allowance	85.9		85.9

The 2008 charge to income tax expense is to establish a valuation allowance against deferred tax assets in accordance with current accounting standards. As the Company expects a return to profitable operations in 2009, the valuation allowance will continue to be evaluated for reversal.

The Company recorded only its second full year loss since 1974.  Existing home sales in 2008 fell to their lowest level since 1997, according to the National Association of Realtors®.  New home sales were the lowest since 1963, the year recordkeeping began for this statistic.

The Company's title revenues, which are closely related to the volume and value of real estate transactions, declined by 24.0 percent and 28.1 percent for the year and fourth quarter 2008, respectively, compared with the same periods in 2007.  Title order counts in 2008, based on orders per workday, were 22.2 percent and 22.6 percent lower than 2007 for the year and fourth quarter, respectively.  However, open order counts for the month of December were up 45.9 percent compared with November driven by a surge of refinancing applications taking place due to record-low interest rates.

Overall, we reduced employee costs in 2008 by 19.6 percent when compared with the prior year, which reflects our aggressive efforts to reduce headcount.  The benefit of reductions in employee counts during the fourth quarter 2008 are not fully reflected in the fourth quarter results due to the timing of the reductions.  On an annualized basis, reduction in employee expenses in the fourth quarter of 2008 reflect a $226 million reduction compared to all of 2007.  In addition, other operating costs declined by 11.4 percent in 2008 when compared with 2007, although reductions made in these expenses were partially offset by provisions made in the fourth quarter of 2008 for certain legal matters.

Our results were negatively impacted by strengthening of policy loss reserves by $32.0 million as a result of unusually large claims payments and incurred claims history for policy years 2005, 2006, and 2007.  This brings the total strengthening for these policy years to $37.4 million.  We do not currently anticipate future reserve strengthening for these policy years.  Our policy loss reserves in 2008 also reflect charges of $41.7 million relating to large title losses and defalcations attributable to independent agencies. These charges were partially offset by insurance recoveries of $11.6 million received during the year.

In the fourth quarter of 2008, the Company established reserves aggregating $19.3 million for various pending legal matters as well as for disputes with certain state taxing authorities.  Based on developments during the quarter, the Company determined that losses arising from these matters were probable and estimable and recorded its best estimate of its financial exposure.

The Company paid an annual cash dividend of 10 cents per share on December 23, 2008, to owners of record as of December 8, 2008.  The 2007 annual dividend was 75 cents per share.

 “We have taken dramatic steps to return to profitability in 2009,” said Stewart Morris, Jr., president and co-chief executive officer. "In our direct title and real estate information operations in 2008, we closed 167 branches and offices, eliminated 2,120 staff (a reduction of 33.7 percent in those operations), completely restructured and compressed our management at all levels and reduced expenses throughout our operations.  For example, where we had seven top-level operations managers a year ago in our direct and agency operations, there are just three today.”

 “Our underwriting and corporate office operations have also been the target of improved efficiencies and significant cost cutting,” said Malcolm S. Morris, chairman and co-chief executive officer.  “We have accelerated our consolidation of back office operations to further shrink expenses while providing high-quality customer service to the front office.  In addition to the employee reductions at our title offices, we reduced our employee count throughout the remaining operations.”

 “This difficult economy placed significant financial pressures on owners of independent title agencies which resulted in increased escrow fund defalcations and, therefore, higher title losses for us,” said Mr. Morris. “To address this, and to reduce the overhead costs associated with low-premium volume agents, we cancelled more than 2,500 agencies during 2008.  This action, while lowering revenues an insignificant amount, results in an improved risk profile and profit potential for us in future periods.”

International operations were a bright spot in the year.  “International growth will remain a key focal point for Stewart,” said Michael B. Skalka, head of Stewart Global Underwriting Operations.  “The more we expand international business, the more opportunities we have  to service customers and offer timely products and services.   International growth and profitability will play a major role in our future.”

Stewart Information Services Corporation (NYSE-STC), is a customer-driven, technology-enabled, strategically competitive, real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this news release are "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance.  These statements often contain words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “will” or other similar words.  Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements.  These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions, the impact of recent significant decreases in the level of real estate activity, continued weakness or further adverse changes in the level of real estate activity, our ability to respond to and implement technology changes, the impact of unanticipated title losses on the need to further strengthen our policy loss reserves and any effect of title losses on our cash flows and financial condition, the impact of changes in governmental regulations, our dependence on our operating subsidiaries as a source of cash flow, the realization of expected expense savings resulting from our expense reduction steps taken in 2008, our ability to grow our international operations, and our ability to respond to the actions of our competitors.  These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and our Current Reports on Form 8-K.  We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION

STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share amounts)

	Three months ended December 31		Year ended December 31
	2008	2007	2008	2007

Revenues
Title insurance:
Direct operations	147,657	213,138	706,745	947,342
Agency operations	190,065	256,410	803,189	1,040,719
Real estate information	9,345	16,497	44,473	66,037
Investment income	6,584	9,055	29,134	36,073
Investment and other (losses) gains–net.	(17,706)	4,570	(28,247)	16,520
	335,945	499,670	1,555,294	2,106,691

Expenses
Amounts retained by agencies	158,314	208,300	657,771	843,038
Employee costs	115,747	162,797	553,792	689,107
Other operating expenses	102,668	107,868	363,455	409,999
Title losses and related claims	58,868	54,884	167,828	168,501
Depreciation and amortization	8,547	10,688	40,959	41,125
Interest	1,625	1,788	5,995	6,842
	445,769	546,325	1,789,800	2,158,612

Loss before taxes
and minority interests	(109,824)	(46,655)	(234,506)	(51,921)
Income tax expense (benefit	47,685	(17,685)	2,128	(23,926)
Minority interests	497	2,342	5,226	12,225
Net loss	(158,006)	(31,312)	(241,860)	(40,220)

Loss per share	(8.72)	(1.74)	(13.37)	(2.21)

Average number of shares (000)	18,122	18,030	18,092	18,162

Segment information:
Title revenues	326,600	483,173	1,510,821	2,040,654
Title pretax loss
before minority interests	(106,916)	(45,867)	(219,341)	(54,037)

REI revenues	9,345	16,497	44,473	66,037
REI pretax (loss) earnings
before minority interests	(2,908)	(788)	(15,165)	2,116

Selected financial information:
Cash (used) provided by operations	(34,946)	(10,232)	(106,652)	4,578
Title loss payments – net of recoveries	36,479	35,317	136,751	117,550

Changes in other comprehensive earnings – net of taxes	(1,434)	3,874	(19,261)	11,781

Number of title orders opened (000):
October	31	48
November	26	42
December	44	38
Quarter	101	128
Number of title orders closed (000):
Quarter	66	93

	December 31	December 31
	2008	2007
Stockholders’ equity	493,842	754,059
Number of shares outstanding (000)	18,142	18,031
Book value per share	27.22	41.82

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	December 31,
	2008	2007
Assets
Cash and cash equivalents	72,361	78,797
Cash and cash equivalents – statutory reserve funds	13,885	30,442
Total cash and cash equivalents	86,246	109,239
Short-term investments	37,120	79,780
Investments – statutory reserve funds	452,368	518,586
Investments – other	78,407	98,511
Receivables – premiums from agencies	35,707	48,040
Receivables – other	89,365	93,335
Allowance for uncollectible amounts	(17,504)	(11,613)
Property and equipment	83,533	96,457
Title plants	78,363	78,245
Goodwill	210,901	208,824
Intangible assets	8,448	17,157
Investments – pledged	222,684	-
Other assets	83,588	105,413

	1,449,226	1,441,974

Liabilities
Notes payable	135,276	108,714
Line of credit (secured by pledged investments)	222,684	-
Accounts payable and accrued liabilities	110,769	108,658
Estimated title losses	461,532	441,324
Deferred income taxes	11,896	13,509
	942,157	672,205

Minority interests	13,227	15,710

Contingent liabilities and commitments

Stockholders' equity
Common and Class B Common Stock and
additional paid-in capital	143,811	141,196
Retained earnings	353,547	597,118
Accumulated other comprehensive earnings	581	19,842
Treasury stock	(4,097)	(4,097)
Total stockholders' equity	493,842	754,059

	1,449,226	1,441,974